EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Navigators Group, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-51608, No. 333-97183, No. 333-106317, No. 333-125124, and No. 333-172784) and Form S-3 (No. 333-181838) of The Navigators Group, Inc., of our report dated March 1, 2013, with respect to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statements schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of The Navigators Group, Inc.

KPMG LLP

New York, New York

March 1, 2013